Farmer Mac Reports First Quarter 2017 Financial Results
Record Outstanding Business Volume of $17.8 Billion
WASHINGTON, May 10, 2017— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended March 31, 2017, which included $445 million in net new business volume growth that brought total outstanding business volume to $17.8 billion as of March 31, 2017. Farmer Mac's net income attributable to common stockholders for first quarter 2017 was $18.6 million ($1.73 per diluted common share), compared to $25.5 million ($2.38 per diluted common share) in fourth quarter 2016 and $10.3 million ($0.94 per diluted common share) in first quarter 2016. Farmer Mac's first quarter 2017 core earnings, a non-GAAP measure, were $15.6 million ($1.45 per diluted common share), compared to $13.9 million ($1.30 per diluted common share) in fourth quarter 2016 and $12.4 million ($1.12 per diluted common share) in first quarter 2016.
"Our first quarter 2017 results reflect a continuation of the favorable trends that developed over the course of last year," said President and Chief Executive Officer Tim Buzby. "The strength of our business model can be seen in our financial results for first quarter 2017, as we grew outstanding business volume by $445 million and core earnings per share by 29 percent year-over-year. Our credit quality remains favorable and within our expectations despite showing signs of the expected normalization related to the current agricultural credit cycle. Our capital base is strong and growing, even with the significant dividend increases of the last two years and our continued growth in business volume. We are also proud of the other ways we have positioned Farmer Mac for continued success in the future, such as expanding our human and technology resources. These initiatives, coupled with our healthy capital base, will allow us to better grow our business and deliver upon our mission throughout agricultural economic cycles, especially in today's more challenging environment."

Earnings
Farmer Mac's net income attributable to common stockholders for first quarter 2017 was $18.6 million ($1.73 per diluted common share), compared to $10.3 million ($0.94 per diluted common share) for first quarter 2016. The $8.3 million increase compared to first quarter 2016 was driven by the effects of fair value changes on financial derivatives and hedged assets, which was a $3.1 million after-tax gain in first quarter 2017 compared to a $1.9 million after-tax loss in first quarter 2016. Also contributing to the year-over-year increase was an increase in net interest income of $2.2 million, after tax, and $0.7 million of tax benefits from the vesting of restricted stock and the exercise of stock appreciation rights ("SARs"), both of which were accounted for under new accounting guidance that became effective in first quarter 2017.
Core earnings in first quarter 2017 were $15.6 million ($1.45 per diluted common share), compared to $13.9 million ($1.30 per diluted common share) in fourth quarter 2016 and $12.4 million ($1.12 per diluted common share) in first quarter 2016.
The $1.7 million sequential increase in core earnings was primarily attributable to (1) higher total revenues, which included a $0.6 million after-tax increase in net effective spread and a $0.1 million after-tax increase in guarantee and commitment fee income, partially offset by a $0.1 million after-tax decrease in other income; and (2) $0.7 million of the aforementioned tax benefits from stock-based awards. Also contributing to the sequential increase in core earnings was a decrease in operating expenses of $0.1 million, after tax, as an increase in compensation and employee benefits expense was more than offset by the decrease in general and administrative ("G&A") expenses.
The $3.2 million year-over-year increase in core earnings was primarily attributable to higher total revenues, which included (1) a $1.9 million after-tax increase in net effective spread; (2) a $0.4 million after-tax increase in guarantee and commitment fee income; (3) a $0.6 million after-tax increase in fees received upon the inception of swaps cleared through the Chicago Mercantile Exchange ("CME"); and (4) a $0.3 million after-tax decrease in hedging losses. Also contributing to the increase was $0.7 million of the aforementioned tax benefits from stock-based awards. Offsetting the year-over-year core earnings increase in part was a $0.5 million after-tax increase in operating expenses compared to first quarter 2016, driven by higher G&A expenses and higher compensation and employee benefits expenses. The year-over-year $0.2 million after-tax increase in G&A expenses was attributable primarily to higher expenses related to continued technology and business infrastructure investments and expenses related to business development efforts. The year-over-year $0.3 million after-tax increase in compensation and benefits expenses was due primarily to an increase in staffing, related employee health insurance costs and benefits, and higher variable incentive compensation driven by exceeding certain performance targets. Year-over-year credit-related expenses also increased by $0.2 million, after tax, resulting from net provisions to the allowance for losses of $0.3 million, after tax, in first quarter 2017, compared to net provisions of $0.1 million, after tax, in first quarter 2016.
See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for a reconciliation of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During first quarter 2017, Farmer Mac added $1.1 billion of new business volume, with purchases of AgVantage securities and Farm & Ranch loans and loans placed under long-term standby purchase commitments ("LTSPCs") driving the volume growth. Specifically, Farmer Mac:

•	purchased $561.4 million of AgVantage securities, including $32.2 million in Farm Equity AgVantage securities;

•	purchased $314.1 million of newly originated Farm & Ranch loans;

•	added $113.3 million of Farm & Ranch loans under LTSPCs;

•	purchased $92.6 million of USDA Securities;

•	issued $38.5 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $27.3 million of Rural Utilities loans.

After $702.2 million of maturities and principal paydowns on existing business during first quarter 2017, Farmer Mac's outstanding business volume increased by $445.1 million from December 31, 2016 to $17.8 billion as of March 31, 2017. The increase in Farmer Mac's outstanding business volume was driven by net portfolio growth in AgVantage securities with one of Farmer Mac's long-standing issuers, National Rural Utilities Cooperative Finance Corporation ("CFC"), which increased its outstanding AgVantage business volume with Farmer Mac by $240.3 million in first quarter 2017. Farmer Mac also experienced net portfolio growth of $32.2 million within its Farm Equity AgVantage product line in first quarter 2017. Additionally, Farmer Mac grew its Farm & Ranch portfolio by $128.9 million notwithstanding the seasonal large amounts of repayments during first quarter resulting from the January 1 payment date on almost all loans in the portfolio.
Subsequent to the end of first quarter 2017, Farmer Mac purchased and retained $1.0 billion of AgVantage securities issued by Metropolitan Life Insurance Company ("MetLife"). MetLife used the proceeds from Farmer Mac's purchase of $1.0 billion in AgVantage securities to refinance an AgVantage security of the same amount that matured in April 2017. Previously, Farmer Mac held $30.0 million of the $1.0 billion AgVantage security that matured in April 2017 on-balance sheet and earned a spread between the interest income earned on that portion of the security and the related funding costs. The remaining $970.0 million of the $1.0 billion AgVantage security that matured in April 2017 had previously been sold to third parties and reported as an off-balance sheet program asset on which Farmer Mac earned a guarantee fee of approximately 0.15 percent on an annual basis. For the newly purchased $1.0 billion in AgVantage securities, which are now held entirely on-balance sheet, Farmer Mac will earn weighted average net effective spread income of approximately 0.42 percent on an annual basis. The newly purchased AgVantage securities are comprised of three maturities – $500.0 million of a one-year security, which is callable in six months, $250.0 million of a two-year security, and $250.0 million of a three-year security.

Spreads
Net interest income was $37.1 million in first quarter 2017, compared to $33.6 million in first quarter 2016. In percentage terms, net interest income for first quarter 2017 was 0.96 percent, compared to 0.88 percent in first quarter 2016. The $3.5 million year-over-year increase in net interest income was driven by net growth in Farm & Ranch loans, USDA Securities, and AgVantage Securities. Another factor contributing to the increase was the full quarter effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decision to raise the target range for the federal funds rate in December 2016, as well as the incremental effect of the Federal Reserve's decision to raise this target range again in March 2017. Also contributing to the increase was an increase in the net effect of consolidated trusts from an increase in securitization of Farm & Ranch loans throughout 2016 and the first three months of 2017. Farmer Mac earns the difference between the interest income recognized on loans in consolidated trusts and the related interest expense recognized on debt securities of consolidated trusts held by third parties. This increase was offset in part by one less day of interest in first quarter 2017 compared to first quarter 2016 and an increase in funding costs due to greater application of hedge accounting as funding expense from financial derivatives related to assets designated in hedge accounting relationships is recorded through net interest income. The 0.08 percent increase in net interest yield for first quarter 2017 compared to the same period in 2016 was driven by (1) a reduction in the average balance of lower-earning cash and cash equivalents; (2) a full quarter effect from the Federal Reserve's decision to raise the short-term target range for the federal funds interest rate in December 2016; and (3) the incremental effect of the additional increase in the target range in March 2017. This increase was offset in part by one less day of interest in first quarter 2017 compared to first quarter 2016.
Farmer Mac's net effective spread, a non-GAAP measure, was $32.9 million in first quarter 2017, compared to $31.9 million in fourth quarter 2016, and $29.9 million in first quarter 2016. In percentage terms, net effective spread for first quarter 2017 was 0.91 percent, compared to 0.89 percent in fourth quarter 2016, and 0.82 percent in first quarter 2016. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that accurately reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be reflected in net interest income under GAAP.
The sequential increase in quarterly net effective spread in dollar terms was primarily attributable to (1) growth in AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $0.8 million; and (2) changes in Farmer Mac's funding strategies and continued improvements in LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR, which added approximately $0.4 million. This increase was offset in part by two fewer days of interest in first quarter 2017 compared to fourth quarter 2016. The 2 basis point sequential increase in net effective spread in percentage terms was primarily attributable to a reduction in the average balance in Treasury bills and senior agency debt within Farmer Mac's liquidity investment portfolio, which added approximately 2 basis points to net effective spread. Also contributing to the increase were the effects of the aforementioned changes in Farmer Mac's funding strategy and improvements in the LIBOR-based funding market, which added approximately 1 basis point. This increase was offset in part by two fewer days of interest in first quarter 2017 compared to fourth quarter 2016, which reduced net effective spread by approximately 1 basis point.
The $3.0 million year-over-year increase in net effective spread in dollars was primarily attributable to (1) growth in AgVantage securities, Farm & Ranch loans, and other business volume, which increased net effective spread by approximately $2.0 million; (2) changes in Farmer Mac's funding strategies and continued improvements in LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR, which added approximately $0.8 million; and (3) wider spreads on certain AgVantage securities that were refinanced throughout 2016 and the first three months of 2017. The year-over-year increase in net effective spread was offset in part by one less day of interest in first quarter 2017 compared to first quarter 2016. The 9 basis point year-over-year increase in net effective spread in percentage terms was primarily attributable to a significant reduction in the average balance of cash and cash equivalents, which added approximately 5 basis points to net effective spread. Also contributing to the increase were the effects of the aforementioned changes in Farmer Mac's funding strategy and improvements in the LIBOR-based funding market, which added approximately 2 basis points, and the aforementioned refinance of certain AgVantage securities at wider spreads, which added approximately 1 basis point.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $50.8 million (0.81 percent of the Farm & Ranch portfolio) as of March 31, 2017, compared to $21.0 million (0.34 percent) as of December 31, 2016 and $34.7 million (0.61 percent of the Farm & Ranch portfolio) as of March 31, 2016. Those 90-day delinquencies were comprised of 57 delinquent loans as of March 31, 2017, compared with 38 delinquent loans as of December 31, 2016 and 60 delinquent loans as of March 31, 2016. Approximately half of the net increase in Farmer Mac's 90-day delinquencies as a percentage of its Farm & Ranch portfolio from year-end resulted from the delinquency of a single borrower on two permanent planting loans to which Farmer Mac had $15.4 million of exposure as of March 31, 2017. That delinquency was due to idiosyncratic factors specific to the borrower and not related to macroeconomic factors in the agricultural economy. Farmer Mac believes that it remains adequately collateralized on these loans. The increase in 90-day delinquencies from year-end is consistent with the seasonal pattern of Farmer Mac's 90-day delinquencies fluctuating from quarter to quarter, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio, with higher levels generally observed at the end of the first and third quarters of each year, which corresponds with the annual (January 1st) and semi-annual (January 1st and July 1st) payment characteristics of most Farm & Ranch loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy and believes that approximately half of the increase in Farmer Mac's delinquency rate in first quarter 2017 from year-end was attributable at least in part to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.28 percent of total business volume as of March 31, 2017, compared to 0.12 percent as of December 31, 2016 and 0.21 percent as of the year-ago quarter.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of March 31, 2017, Farmer Mac's substandard assets were $171.5 million (2.7 percent of the Farm & Ranch portfolio), compared to $165.2 million (2.7 percent of the Farm & Ranch portfolio) as of December 31, 2016. Those substandard assets were comprised of 263 loans as of March 31, 2017, compared to 287 loans as of December 31, 2016. The $6.3 million increase from year-end 2016 was in-line with growth in the Farm & Ranch portfolio. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net interest income by business segment for first quarter 2017 was $12.8 million (214 basis points) for Farm & Ranch, $5.3 million (103 basis points) for USDA Guarantees, $2.9 million (119 basis points) for Rural Utilities, and $13.5 million (88 basis points) for Institutional Credit. Net effective spread by business segment for first quarter 2017 was $10.7 million (180 basis points) for Farm & Ranch, $4.7 million (91 basis points) for USDA Guarantees, $2.6 million (106 basis points) for Rural Utilities, and $12.6 million (82 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $624.3 million as of March 31, 2017, exceeding the statutory minimum capital requirement by $148.7 million, or 31 percent, compared to $609.7 million as of December 31, 2016, which was $143.2 million, or 31 percent, above the statutory minimum capital requirement. The increase in capital in excess of the minimum capital level was due primarily to an increase in retained earnings and offset in part by an increase in the minimum capital required to support the growth of on-balance sheet assets during first quarter 2017.
As of March 31, 2017, Farmer Mac's total stockholders' equity was $665.8 million, compared to $643.4 million as of December 31, 2016. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 181 days of liquidity during first quarter 2017 and had 194 days of liquidity as of March 31, 2017.
Use of Non-GAAP Measures
In the analysis of its financial information, Farmer Mac sometimes uses measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP), and these are considered "non-GAAP measures." Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread."

Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Variation margin is exchanged between Farmer Mac and its counterparties on both its cleared and non-cleared derivatives portfolios. Prior to first quarter 2017, Farmer Mac accounted for variation margin as collateral and associated unrealized gains or losses on those centrally cleared derivative contracts. However, beginning in first quarter 2017, the variation margin amounts exchanged between Farmer Mac and its counterparties on cleared derivatives are considered as settlement rather than collateral as a result of a change in variation margin rules implemented by the CME, the central clearinghouse used by Farmer Mac. Specifically, effective January 3, 2017, CME began to deem the exchange of variation margin between derivatives counterparties as a partial settlement of each respective derivative contract rather than as collateral pledged by a counterparty. Accordingly, beginning in first quarter 2017, Farmer Mac presents its cleared derivatives portfolio net of variation margin payments on its consolidated balance sheets and recognizes realized gains or losses as a result of these payments on its consolidated statements of operations.

However, Farmer Mac believes that even though these variation margin amounts are accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, the economic character of these transactions remains the same as they were before the change. The exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in first quarter 2017, Farmer Mac excludes the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017.
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, the loss from retirement of the Farmer Mac II LLC Preferred Stock in first quarter 2015 has been excluded from core earnings and core earnings per share because it is not a frequently occurring transaction and not indicative of future operating results. This is also consistent with Farmer Mac's previous treatment of these types of origination costs associated with securities underwriting that are capitalized and deferred during the life of the security. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.

Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets, and (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost." Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge accounting relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread, which is intended to reflect management's view of the net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge accounting relationship. For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.
Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission ("SEC") on March 9, 2017 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC earlier today. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's first quarter 2017 financial results will be held beginning at 11:00 a.m. eastern time on Wednesday, May 10, 2017 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the conference chairman Tim Buzby. The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for first quarter 2017 is set forth in Farmer Mac's Annual Report on Form 10-Q for the period ended March 31, 2017 filed today with the SEC.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac‘s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2017	December 31, 2016
	(in thousands)
Assets:
Cash and cash equivalents	$313,641	$265,229
Investment securities:
Available-for-sale, at fair value	2,479,244	2,515,851
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,243,046	4,853,685
Held-to-maturity, at amortized cost	1,074,686	1,149,231
Total Farmer Mac Guaranteed Securities	6,317,732	6,002,916
USDA Securities:
Trading, at fair value	18,602	20,388
Held-to-maturity, at amortized cost	2,025,822	2,009,225
Total USDA Securities	2,044,424	2,029,613
Loans:
Loans held for investment, at amortized cost	3,432,091	3,379,884
Loans held for investment in consolidated trusts, at amortized cost	1,208,950	1,132,966
Allowance for loan losses	(5,811)	(5,415)
Total loans, net of allowance	4,635,230	4,507,435
Real estate owned, at lower of cost or fair value	5,456	1,528
Financial derivatives, at fair value	2,674	23,182
Interest receivable (includes $8,163 and $12,584, respectively, related to consolidated trusts)	85,522	122,782
Guarantee and commitment fees receivable	38,748	38,871
Deferred tax asset, net	5,085	12,291
Prepaid expenses and other assets	4,001	86,322
Total Assets	$15,931,757	$15,606,020

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,616,431	$8,440,123
Due after one year	6,300,750	5,222,977
Total notes payable	13,917,181	13,663,100
Debt securities of consolidated trusts held by third parties	1,212,792	1,142,704
Financial derivatives, at fair value	32,054	58,152
Accrued interest payable (includes $6,771 and $10,881, respectively, related to consolidated trusts)	46,845	49,700
Guarantee and commitment obligation	36,802	37,282
Accounts payable and accrued expenses	18,234	9,415
Reserve for losses	1,827	2,020
Total Liabilities	15,265,735	14,962,373
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,065,194 shares and 9,007,481 shares outstanding, respectively	9,065	9,008
Additional paid-in capital	118,386	118,655
Accumulated other comprehensive income/(loss), net of tax	41,544	33,758
Retained earnings	290,530	275,714
Total Stockholders' Equity	665,815	643,425
Non-controlling interest	207	222
Total Equity	666,022	643,647
Total Liabilities and Equity	$15,931,757	$15,606,020

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$7,243	$6,681
Farmer Mac Guaranteed Securities and USDA Securities	42,522	35,510
Loans	36,852	31,700
Total interest income	86,617	73,891
Total interest expense	49,546	40,251
Net interest income	37,071	33,640
Provision for loan losses	(637)	(49)
Net interest income after provision for loan losses	36,434	33,591
Non-interest income/(loss):
Guarantee and commitment fees	3,844	3,626
Gains/(losses) on financial derivatives and hedging activities	2,486	(6,782)
(Losses)/gains on trading securities	(82)	358
Losses on sale of available-for-sale investment securities	—	(9)
Losses on sale of real estate owned	(5)	—
Other income	553	101
Non-interest income/(loss)	6,796	(2,706)
Non-interest expense:
Compensation and employee benefits	6,317	5,774
General and administrative	3,800	3,526
Regulatory fees	625	613
Real estate owned operating costs, net	—	39
(Release of)/provision for reserve for losses	(193)	14
Non-interest expense	10,549	9,966
Income before income taxes	32,681	20,919
Income tax expense	10,786	7,335
Net income	21,895	13,584
Less: Net loss attributable to non-controlling interest	15	28
Net income attributable to Farmer Mac	21,910	13,612
Preferred stock dividends	(3,295)	(3,295)
Net income attributable to common stockholders	$18,615	$10,317

Earnings per common share and dividends:
Basic earnings per common share	$1.76	$0.99
Diluted earnings per common share	$1.73	$0.94
Common stock dividends per common share	$0.36	$0.26

Reconciliations
A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with a breakdown of the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$18,615	$25,465	$10,317
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	4,805	17,233	(2,989)
Unrealized (losses)/gains on trading securities	(82)	(474)	358
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(127)	(40)	(281)
Net effects of settlements on agency forward contracts	32	1,024	(255)
Income tax effect related to reconciling items	(1,620)	(6,210)	1,109
Sub-total	3,008	11,533	(2,058)
Core earnings	$15,607	$13,932	$12,375

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$32,866	$31,928	$29,949
Guarantee and commitment fees(2)	5,317	5,158	4,669
Other(3)	1,061	1,189	(517)
Total revenues	39,244	38,275	34,101

Credit related expense (GAAP):
Provision for losses	444	512	63
REO operating expenses	—	—	39
Losses on sale of REO	5	—	—
Total credit related expense	449	512	102

Operating expenses (GAAP):
Compensation and employee benefits	6,317	5,949	5,774
General and administrative	3,800	4,352	3,526
Regulatory fees	625	625	613
Total operating expenses	10,742	10,926	9,913

Net earnings	28,053	26,837	24,086
Income tax expense(4)	9,166	9,581	8,444
Net loss attributable to non-controlling interest (GAAP)	(15)	28	(28)
Preferred stock dividends (GAAP)	3,295	3,296	3,295
Core earnings	$15,607	$13,932	$12,375

Core earnings per share:
Basic	$1.48	$1.33	$1.18
Diluted	1.45	1.30	1.12

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. First quarter 2017 includes $1.0 million of fees received upon the inception of swaps cleared through CME and $0.5 million of hedging losses, compared to $0.1 million of fees received and $0.9 million of hedging losses, respectively, in first quarter 2016.

(4)
Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings. First quarter 2017 includes $0.7 million of tax benefits upon the vesting of restricted stock and the exercise of SARs under new accounting guidance for stock-based awards that became effective in first quarter

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands, except per share amounts)
GAAP - Basic EPS	$1.76	$2.42	$0.99
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.45	1.63	(0.28)
Unrealized (losses)/gains on trading securities	(0.01)	(0.05)	0.03
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	—	(0.03)
Net effects of settlements on agency forward contracts	—	0.10	(0.02)
Income tax effect related to reconciling items	(0.15)	(0.59)	0.11
Sub-total	0.28	1.09	(0.19)
Core Earnings - Basic EPS	$1.48	$1.33	$1.18

Shares used in per share calculation (GAAP and Core Earnings)	10,551	10,512	10,465

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$1.73	$2.38	$0.94
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.45	1.60	(0.26)
Unrealized (losses)/gains on trading securities	(0.01)	(0.04)	0.03
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.01)	—	(0.03)
Net effects of settlements on agency forward contracts	—	0.10	(0.02)
Income tax effect related to reconciling items	(0.15)	(0.58)	0.10
Sub-total	0.28	1.08	(0.18)
Core Earnings - Diluted EPS	$1.45	$1.30	$1.12

Shares used in per share calculation (GAAP and Core Earnings)	10,782	10,700	11,003

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$37,071	0.96%	$36,713	0.95%	$33,640	0.88%
Net effects of consolidated trusts	(1,472)	0.03%	(1,369)	0.04%	(1,043)	0.02%
Expense related to undesignated financial derivatives	(2,867)	(0.08)%	(3,495)	(0.10)%	(2,669)	(0.08)%
Amortization of premiums/discounts on assets consolidated at fair value	134	—%	79	—%	21	—%
Net effective spread	$32,866	0.91%	$31,928	0.89%	$29,949	0.82%
The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended March 31, 2017:

Core Earnings by Business Segment
For the Three Months Ended March 31, 2017
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$12,754	$5,283	$2,948	$13,502	$2,584	$—		$37,071
Less: reconciling adjustments(1)(2)(3)	(2,070)	(580)	(309)	(921)	(325)	4,205		—
Net effective spread	10,684	4,703	2,639	12,581	2,259	4,205		—
Guarantee and commitment fees(2)	4,295	74	492	455	—	(1,472)		3,844
Other income/(expense)(3)(4)	194	14	5	—	843	1,896		2,952
Non-interest income/(loss)	4,489	88	497	455	843	424		6,796

Provision for loan losses	(637)	—	—	—	—	—		(637)

Release of reserve for losses	193	—	—	—	—	—		193
Other non-interest expense	(4,065)	(1,087)	(587)	(1,521)	(3,482)	—		(10,742)
Non-interest expense(5)	(3,872)	(1,087)	(587)	(1,521)	(3,482)	—		(10,549)
Core earnings before income taxes	10,664	3,704	2,549	11,515	(380)	4,629	(6)	32,681
Income tax (expense)/benefit	(3,732)	(1,296)	(892)	(4,030)	785	(1,621)		(10,786)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	6,932	2,408	1,657	7,485	405	3,008	(6)	21,895
Preferred stock dividends	—	—	—	—	(3,295)	—		(3,295)
Non-controlling interest	—	—	—	—	15	—		15
Segment core earnings/(losses)	$6,932	$2,408	$1,657	$7,485	$(2,875)	$3,008	(6)	$18,615

Total assets at carrying value	$3,693,360	$2,109,264	$1,005,187	$6,315,591	$2,808,355	$—		$15,931,757
Total on- and off-balance sheet program assets at principal balance	$6,240,467	$2,149,697	$1,868,794	$7,585,583		—		$17,844,541

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)
Includes reconciling adjustments for fair value adjustments on financial derivatives and trading assets. Also includes a reconciling adjustment related to the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. In 2016 and prior periods, fair value adjustments on financial derivatives included variation margin payment amounts because those amounts were considered to be collateral of the related exposure and were accounted for as unrealized gains or losses. However, effective first quarter 2017, CME implemented a change in its rules related to the exchange of variation margin, whereby variation margin payments are considered a partial settlement of the respective derivatives contracts rather than as pledged collateral, and accounted for as realized gains and losses. See Note 4 for more information about this rule change. Farmer Mac believes that even though these variation margin amounts are now accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, their economic character will remain the same as they were before the change. The exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, is not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in 2017, this reconciling adjustment includes realized gains and losses on financial derivatives centrally cleared through CME resulting from the exchange of variation margin. As a result, core earnings subsequent to 2016 will be presented on a consistent basis with core earnings in 2016 and prior periods.

(5)	Includes directly attributable costs and an allocation of indirectly attributable costs based on staffing.

(6)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of March 31, 2017	As of December 31, 2016
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,434,436	$2,381,488
Loans held in trusts:
Beneficial interests owned by third party investors	1,208,950	1,132,966
USDA Guarantees:
USDA Securities	1,973,628	1,954,800
Farmer Mac Guaranteed USDA Securities	40,735	35,599
Rural Utilities:
Loans	999,130	999,512
Institutional Credit
AgVantage Securities	6,302,369	6,004,472
Total on-balance sheet	$12,959,248	$12,508,837
Off-balance sheet:
Farm & Ranch:
LTSPCs	2,209,809	2,209,409
Guaranteed Securities	387,272	415,441
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	135,334	103,976
Rural Utilities:
LTSPCs(1)	869,664	878,598
Institutional Credit:
AgVantage Securities	983,214	983,214
AgVantage Revolving Line of Credit Facility(2)	300,000	300,000
Total off-balance sheet	$4,885,293	$4,890,638
Total	$17,844,541	$17,399,475

(1)	As of both March 31, 2017 and December 31 2016, includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee.

(2)
During first quarter 2017, $100.0 million of this facility was drawn and subsequently repaid. As of December 31, 2016, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2017(1)	$10,684	1.80%	$4,703	0.91%	$2,639	1.06%	$12,581	0.82%	$2,259	0.32%	$32,866	0.91%
December 31, 2016	10,349	1.78%	5,334	1.08%	2,623	1.05%	11,627	0.78%	1,995	0.26%	31,928	0.89%
September 30, 2016	10,703	1.90%	5,189	1.07%	2,643	1.05%	11,427	0.75%	2,237	0.24%	32,199	0.86%
June 30, 2016	9,875	1.78%	4,588	0.96%	2,562	1.03%	11,407	0.77%	2,594	0.29%	31,026	0.84%
March 31, 2016	9,461	1.71%	4,308	0.91%	2,538	1.02%	11,090	0.80%	2,552	0.26%	29,949	0.82%
December 31, 2015	9,381	1.72%	4,518	0.96%	2,845	1.14%	10,899	0.80%	2,306	0.26%	29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%
March 31, 2015(2)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%

(1)	Net effective spread is a non-GAAP measure. See "Non-GAAP Measures" for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business.

(2)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2017	December 2016	September 2016	June 2016	March 2016	December 2015	September 2015	June 2015	March 2015
	(in thousands)
Revenues:
Net effective spread	$32,866	$31,928	$32,199	$31,026	$29,949	$29,949	$30,387	$29,787	$29,257
Guarantee and commitment fees	5,317	5,158	4,533	4,810	4,669	4,730	4,328	4,085	4,012
Other	1,061	1,189	(32)	(125)	(517)	(284)	(93)	(24)	(405)
Total revenues	39,244	38,275	36,700	35,711	34,101	34,395	34,622	33,848	32,864

Credit related (income)/expense:
Provision for/(release of) losses	444	512	(31)	458	63	(49)	(303)	1,256	(696)
REO operating expenses	—	—	—	—	39	44	48	—	(1)
(Gains)/losses on sale of REO	5	—	(15)	—	—	—	—	—	1
Total credit related (income)/expense	449	512	(46)	458	102	(5)	(255)	1,256	(696)

Operating expenses:
Compensation and employee benefits	6,317	5,949	5,438	5,611	5,774	5,385	5,236	5,733	5,693
General and administrative	3,800	4,352	3,474	3,757	3,526	3,238	3,676	3,374	2,823
Regulatory fees	625	625	613	612	613	613	600	600	600
Total operating expenses	10,742	10,926	9,525	9,980	9,913	9,236	9,512	9,707	9,116

Net earnings	28,053	26,837	27,221	25,273	24,086	25,164	25,365	22,885	24,444
Income tax expense(1)	9,166	9,581	9,497	8,956	8,444	8,855	8,924	8,091	6,692
Net (loss)/income attributable to non-controlling interest	(15)	28	(18)	(16)	(28)	(60)	(36)	(119)	5,354
Preferred stock dividends	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295
Core earnings	$15,607	$13,932	$14,447	$13,037	$12,375	$13,073	$13,182	$11,617	$9,103

Reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	4,805	17,233	1,460	(2,076)	(2,989)	2,743	(6,906)	15,982	(895)
Unrealized (losses)/gains on trading assets	(82)	(474)	1,182	394	358	696	(8)	170	362
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(127)	(40)	(157)	(371)	(281)	(263)	(117)	(125)	(814)
Net effects of settlements on agency forward contracts	32	1,024	464	466	(255)	(162)	(390)	197	(252)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	—	—	—	—	—	(8,147)
Income tax effect related to reconciling items	(1,620)	(6,210)	(1,032)	556	1,109	(1,055)	2,598	(5,679)	2,461
Net income attributable to common stockholders	$18,615	$25,465	$16,364	$12,006	$10,317	$15,032	$8,359	$22,162	$1,818

(1)
First quarter 2017 includes $0.7 million of tax benefits upon the vesting of restricted stock and the exercise of SARs associated with new accounting guidance for stock-based awards that became effective in first quarter 2017.